Exhibit 99.1

EXECUTION VERSION

WAiver Agreement

This WAIVER AGREEMENT (this “Agreement”) is made as of November 21, 2023, by and among Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each Person set forth on Schedule A-1 hereto (each, a “Securityholder” and collectively, the “Securityholders”).

WHEREAS, the Company and each of the Securityholders are party to that certain Securities Purchase Agreement, dated as of August 16, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “2019 Securities Purchase Agreement”), by and among the Company, the Securityholders and the other parties named therein, under which the Securityholders constitute all of the “BBA Purchasers” under and as defined in the 2019 Securities Purchase Agreement;

WHEREAS, each Securityholder is a holder of the number of shares of Series 1 Redeemable Convertible Non-Voting Preferred Stock, par value $0.01 per share (the “Series 1 Preferred Stock”), set forth opposite such Securityholder’s name on Schedule A-1 (all such shares owned by each Securityholder, whether beneficially or of record, the “Subject Shares”), having the rights, preferences, limitations and powers set forth in the Certificate of Designations, Preferences and Rights of Series 1 Redeemable Convertible Non-Voting Preferred Stock, Series 2 Redeemable Convertible Non-Voting Preferred Stock and Series 3 Redeemable Convertible Non-Voting Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on August 19, 2019 (the “Certificate of Designations”), the Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company and the Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company and the Third Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, filed with the Securities and Exchange Commission (the “SEC”) on December 12, 2022 (the “Charter”), and the Amended and Restated Bylaws of the Company, filed with the SEC on August 5, 2019 (together with the Certificate of Designations and the Charter, the “Organizational Documents”);

WHEREAS, each Securityholder is a holder of the number of (i) Pre-Funded Common Stock Warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of December 4, 2021 (the “2021 Pre-Funded Warrants”), (ii) Warrants to Purchase Common Stock issued by the Company pursuant to that that certain Securities Purchase Agreement, dated as of December 4, 2021 (the “2021 Non-Pre-Funded Warrants”), (iii) Pre-Funded Common Stock Purchase Warrants issued by the Company pursuant to that certain Underwriting Agreement, dated as of October 29, 2020 (the “2020 Pre-Funded Warrants”), (iv) Warrants to Purchase Common Stock issued by the Company pursuant to that certain Underwriting Agreement, dated as of October 29, 2020 (the “2020 Non-Pre-Funded Warrants”) and (v) Warrants to Purchase Common Stock or Series 1 Preferred Stock issued by the Company pursuant to that certain Underwriting Agreement, dated as of August 16, 2019 (the “2019 Non-Pre-Funded Warrants” and together with the 2021 Pre-Funded Warrants, the 2021 Non-Pre-Funded Warrants, the 2020 Pre-Funded Warrants and the 2020 Non-Pre-Funded Warrants, the “Warrants”), in each case, set forth opposite such Securityholder’s name on Schedule A-2 (all Warrants owned by each Securityholder, together with the Subject Shares, the “Subject Securities”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and The University of Texas M. D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“Purchaser”), have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), which provides, among other things, for the purchase of substantially all assets of the Company by Purchaser (the “Asset Sale”), upon the terms and subject to the conditions set forth in the Asset Purchase Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement);

WHEREAS, the Board of Directors of the Company (the “Board”) has deemed it advisable and in the best interests of the Company and its stockholders to, following the consummation of the Asset Sale, and subject to receiving the Requisite Common Stock Vote (as defined below), dissolve the Company pursuant to Section 275 of the Delaware General Corporation Law (the “DGCL”) and other applicable laws (the “Dissolution”);

WHEREAS, pursuant to Section 2 of the Certificate of Designations, the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, to a person or entity other than a wholly owned subsidiary of the Company, constitutes a Deemed Liquidation (as defined in the Certificate of Designations) unless the holders of at least a majority of the outstanding shares of Series 1/2/3 Preferred Stock (as defined below) (the “Requisite Holders”) elect otherwise by written notice sent to the Company at least 30 days prior to the effective date thereof;

WHEREAS, pursuant to Section 3(b) of the Certificate of Designations, the Company shall not, directly or indirectly, among other things, pay or declare any dividend, or make any distribution on, any shares of capital stock of the Company, other than dividends or distributions on the Series 1/2/3 Preferred Stock as expressly authorized by the Certificate of Designations, without the affirmative vote (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws) of the Requisite Holders, voting (or consenting) as a separate class (the voting and consent rights set forth in the Certificate of Designations, including without limitation, Section 3(b) thereof, the “Protective Votes”);

WHEREAS, pursuant to Section 4 of the Certificate of Designations, if the Board shall declare a dividend or other distribution payable upon the then outstanding shares of common stock of the Company (“Common Stock”), whether in cash, in kind or in other securities or property, the holders of the outstanding shares of Series 1/2/3 Preferred Stock shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series 1/2/3 Preferred Stock held by each holder thereof could be converted subject to the terms and conditions of the Certificate of Designations (the “Participating Dividends”);

WHEREAS, pursuant to Section 5 of the Certificate of Designations, in the event of any Liquidation or Deemed Liquidation (each as defined in the Certificate of Designations), the holders of Series 1/2/3 Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Company available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment all debts and liabilities of the Company in accordance with the DGCL, before any distribution or payment is made with respect to any shares of Junior Securities (as defined in the Certificate of Designations) and subject to the liquidation rights and preferences of any class or series of Senior Securities and Parity Securities (each as defined in the Certificate of Designations), an amount equal to the applicable Stated Value (as defined in the Certificate of Designations) per share of Series 1/2/3 Preferred Stock (which amount shall be subject to an equitable adjustment in the event of any Preferred Stock Recapitalization Event (as defined in the Certificate of Designations)) (the “Liquidation Preference”);

WHEREAS, pursuant to Section 7 of the Certificate of Designations, at any time on or after August 21, 2024, a holder of Series 1/2/3 Preferred Stock may elect, by delivering an irrevocable written notice to the Company, to have the Company redeem all or any portion of the Series 1/2/3 Preferred Stock held by such holder at a price per share equal to the Redemption Price (as defined in the Certificate of Designations) subject to the terms and conditions of the Certificate of Designations (each, an “Optional Redemption” and collectively, the “Optional Redemptions”);

WHEREAS, pursuant to the terms of each of the Warrants, if the Company shall declare or make any dividend or other distribution of its assets to holders of shares of Common Stock then the holder of the applicable Warrant shall be entitled to participate in such distribution to the same extent that such holder would have participated therein if such holder had held the number of shares of Common Stock acquirable upon complete exercise of the such Warrant, in each case, subject to the terms and conditions of the applicable Warrant (the “Warrant Distributions”);

WHEREAS, the proceeds and other assets to be received by the Company pursuant to the Asset Sale (the “Asset Sale Proceeds”) and the other proceeds anticipated to be available for distribution to the Company’s stockholders following the Dissolution are anticipated to be less than the Liquidation Preference;

WHEREAS, the affirmative vote of a majority of the outstanding common stock of the Company is required under Section 275 of the DGCL to approve the Dissolution (the “Requisite Common Stock Vote”);

WHEREAS, pursuant to Section 9 of the Certificate of Designations, the waiver of any provision of the Certificate of Designations, including the right to the Protective Votes, the Liquidation Preference and the Optional Redemptions, may be approved by the Requisite Holders;

WHEREAS, there are no shares of Series 2 Redeemable Convertible Non-Voting Preferred Stock, par value $0.01 per share (the “Series 2 Preferred Stock”), or shares of Series 3 Redeemable Convertible Non-Voting Preferred Stock, par value $0.01 per share (the “Series 3 Preferred Stock” and, together with the Series 1 Preferred Stock and Series 2 Preferred Stock, “Series 1/2/3 Preferred Stock”), outstanding as of the date hereof such that the Securityholders constitute the Requisite Holders;

WHEREAS, in order to increase the likelihood of receiving the Requisite Common Stock Vote and make the Asset Sale Proceeds available to holders of the Common Stock and the Warrants, each Securityholder, together constituting the Requisite Holders, desires to waive the rights of the holders of Series 1/2/3 Preferred Stock to the Protective Votes and to receive payment of any portion of the Liquidation Preference from the Asset Sale Proceeds, among other matters, in connection with (a) the Asset Purchase Agreement, the Asset Sale and all other transactions contemplated by the Asset Purchase Agreement, including any and all other agreements entered into in connection with the Asset Sale, and (b) the Dissolution and all transactions contemplated by the Dissolution, including any and all other agreements entered into in connection with the Dissolution (the transactions contemplated by the foregoing clauses (a) and (b), collectively, the “Contemplated Transactions”); and

WHEREAS, Section 6.10 of the 2019 Securities Purchase Agreement provides, among other things, that the Company may not sell, transfer or otherwise dispose of its iMC switch technology and products including the iMC switch (the “iMC Assets”) without the prior approval of the BBA Purchasers (as defined in the SPA).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I

AGREEMENTS OF THE SECURITYHOLDERS

1.1            2019 Securities Purchase Agreement. Pursuant to Section 6.10 of the Securities Purchase Agreement and the Certificate of Designations, each of the Securityholders hereby consents to and approves the Asset Sale and the other Contemplated Transactions, including the sale of iMC Assets pursuant thereto.

1.2            Deemed Liquidation. Pursuant to Sections 2 and 9 of the Certificate of Designations, each of the Securityholders, together constituting the Requisite Holders, on behalf of all holders of Series 1/2/3 Preferred Stock, and in the case of the following clause (b), the Company, hereby irrevocably (a) elects that none of the Contemplated Transactions (including the Asset Sale and the Dissolution) shall be considered a Deemed Liquidation (as defined in the Certificate of Designations) and (b) waives the 30-day notice requirement for providing written notice of such election to the Company as set forth in the Certificate of Designations.

1.3            Certificate of Designations. Pursuant to Section 9 of the Certificate of Designations, each of the Securityholders, together constituting the Requisite Holders, on behalf of all holders of Series 1/2/3 Preferred Stock, hereby irrevocably waives:

(a)          the right to receive any portion of the Asset Sale Proceeds as payment for all or any portion of the Liquidation Preference, and any payment of the Liquidation Preference generally with respect to the Asset Sale Proceeds, in preference to holders of Common Stock and/or Warrants, and regardless whether that be by distribution, liquidating distribution or otherwise, and regardless whether that be in a single transaction or multiple transactions (it being understood that in all other respects the Liquidation Preference shall remain in effect without modification or waiver and that this Section 1.3 shall not constitute a waiver of the right to receive any Participating Dividends with respect to any portion of the Asset Sale Proceeds that are distributed to the holders of Common Stock and/or Warrants);

(b)          the right to receive any and all notices required by or provided for in the Organizational Documents (including, without limitation, the Certificate of Designations) and the DGCL and applicable to the Contemplated Transactions;

(c)          compliance by the Company with the protective provisions set forth in the Certificate of Designations, and the right of the Securityholders to the Protective Votes, with respect to the Contemplated Transactions, including any distribution (whether by liquidating distribution or otherwise) of any Asset Sale Proceeds to the holders of Common Stock and/or Warrants (any such distribution, a “Junior Securities Asset Sale Distribution”);

(d)          subject to the consummation of the Asset Sale, the right to elect any Optional Redemption and compliance by the Company with Section 7 of the Certificate of Designations;

(e)           any adjustment to the Conversion Price (as defined in the Certificate of Designations) in accordance with Section 6(d) of the Certificate of Designations in connection with the Contemplated Transactions; and

(f)            except as noted otherwise above, any and all other rights that the holders of Series 1/2/3 Preferred Stock may, shall or do have under the Certificate of Designations to the extent that those rights would prohibit, limit or otherwise affect the Junior Securities Asset Sale Distribution.

1.4            Warrants. Pursuant to the terms of each of the Warrants, each of the Securityholders, with respect to each of the Warrants held by them, hereby:

(a)          irrevocably waives any and all notice provisions applicable to the Contemplated Transactions that are set forth in any of the Warrants;

(b)          agrees that, contingent upon the consummation of the Contemplated Transactions, each of the Warrants held by such Securityholder shall be terminated and cancelled and shall be converted into and represent solely the right to receive the Warrant Distributions in accordance with Section 3(c) of the 2021 Pre-Funded Warrants, Section 2(c) of the 2021 Non-Pre-Funded Warrants, Section 3(c) of the 2020 Pre-Funded Warrants, Section 2(c) of the 2020 Non-Pre-Funded Warrants and Section 2(c) of the 2019 Non-Pre-Funded Warrants, as the case may be;

(c)          irrevocably waives all other rights under each of the Warrants and acknowledges that such Securityholder’s right to receive the Warrant Distributions, if and when payable or issuable following the consummation of the Contemplated Transactions, shall fully satisfy any and all of the Company’s obligations to such Securityholder pursuant and with respect to each of the Warrants, and that none of the Company, its successors and permitted assigns and, for the avoidance of doubt, Purchaser or any other acquiror of any of the Company’s assets shall have any further obligation with respect to any of the Warrants; and

(d)           further acknowledges and irrevocably waives any and all breaches and events of default that may have occurred under any of the Warrants.

1.5            Covenants. In connection with the Contemplated Transactions, each Securityholder hereby expressly agrees that:

(a)          such Securityholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Securityholder, or the approval of any Contemplated Transaction by the Board, breaches any fiduciary duty of the Board or any member thereof; provided that such Securityholder may defend against, contest or settle any such action, claim, suit or cause of action brought against such Securityholder that relates solely to such Securityholder’s capacity as a director, officer or securityholder of the Company;

(b)          such Securityholder shall not take any action that would (i) make any representation or warranty contained herein untrue or incorrect or (ii) would reasonably be expected to have the effect of impairing the ability of such Securityholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of Contemplated Transactions;

(c)          such Securityholder shall, from time to time, at the request of the Company, execute and deliver, or cause to be executed and delivered, such additional instruments, documents or agreements, and shall take such further action, as the Company may reasonably request for the purpose of carrying out the intent of this Agreement;

(d)          such Securityholder may not sell, assign, dispose, hypothecate, pledge or otherwise transfer or encumber (collectively “Transfer”) the Subject Securities, or any interest therein the Company, without having obtained the prior written consent of the Board of Directors of the Company (which consent may be conditioned on, among other things, such transferee agreeing to be bound by this Agreement in substantially the form entered into by such Securityholder); and

(e)          any Transfer in violation of Section 1.5(d) of this Agreement shall be null and void ab initio and of no force and effect.

1.6            Documentation and Information. Each Securityholder shall permit and hereby authorizes the publication and disclosure in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Purchaser reasonably determines to be necessary in connection with the Contemplated Transactions of this Agreement and the nature of the waivers, agreements and understandings under this Agreement, in each case, in a manner consistent with the terms of the Asset Purchase Agreement.

Article II

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder represents and warrants to the Company that:

2.1            Organization; Authorization; Binding Agreement. Such Securityholder is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Such Securityholder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform such Securityholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Securityholder, and constitutes a legal, valid and binding obligation of such Securityholder enforceable against such Securityholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity.

2.2           Ownership of Subject Securities; Total Shares. Such Securityholder is the record or Beneficial Owner (as defined herein) of the Subject Securities and has good and marketable title to the Subject Securities free and clear of any Encumbrances (including any restriction on the right to vote or otherwise Transfer the Subject Securities), except (a) as provided hereunder or in any lock-up agreement entered into by and between such Securityholder and the Company in connection with the transactions contemplated by the Asset Purchase Agreement, (b) pursuant to any applicable restrictions on Transfer under the Securities Act, (c) as provided in the agreements set forth on Schedule B hereto (the “Investor Agreements”) and (d) as provided in the Organizational Documents of the Company. The Subject Securities listed on Schedule A-1, Schedule A-2, and Schedule A-3, in each case, opposite such Securityholder’s name constitute all of the Company Shares and other securities of the Company that are held of record or Beneficially Owned (as defined herein) by such Securityholder as of the date hereof. Except pursuant to the Company’s Organizational Documents and the right of the Company to purchase or acquire any Company Securities pursuant to a benefit plan of the Company, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Securities. For purposes of this Agreement “Beneficial Ownership” shall be interpreted as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities that may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

2.3           Reliance. Such Securityholder has had the opportunity to review the Asset Purchase Agreement and this Agreement with counsel of such Securityholder’s own choosing. Such Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Contemplated Transactions. Such Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by any other Person, and acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, that the Company has makes, or has made, no representation or warranty relating to itself or its business or otherwise in connection with the Contemplated Transactions (including with respect to the accuracy or completeness or any information provided by or on behalf of the Company), and such Security holder is not relying on any representation or warranty except for those expressly set forth in Article III. Such Securityholder understands that such Securityholder (and not Purchaser or the Company) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Contemplated Transactions. Such Securityholder understands and acknowledges that the Company and Purchaser are each relying upon the Securityholder’s execution, delivery and performance of this Agreement to their detriment in entering into the Asset Purchase Agreement.

2.4           Absence of Litigation. With respect to such Securityholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Securityholder, threatened in writing against, such Securityholder or any of such Securityholder’s properties or assets (including the Subject Securities) that could reasonably be expected to prevent, delay or impair the ability of such Securityholder to perform such Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.5            Non-Contravention. The execution and delivery of this Agreement by such Securityholder and the performance of the transactions contemplated by this Agreement by such Securityholder do not and will not violate, conflict with, or result in a breach of: (a) the organizational documents of such Securityholder or the Organizational Documents of the Company, (b) any applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which such Securityholder is subject, or (c) any Contract to which such Securityholder is a party or is bound or to which the Subject Securities are subject, such that it could reasonably be expected to prevent, delay or impair the ability of such Securityholder to perform such Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Securityholder that:

3.1            Organization; Authorization; Binding Agreement. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Subject to the approval of the Asset Sale and Dissolution by the Company’s stockholders, the consummation of the transactions contemplated hereby is within the Company’s corporate powers and has been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity.

Article IV

MISCELLANEOUS

4.1            Notices. All notices, requests and other communications to either party hereunder shall be in writing or by electronic transmission in the form of electronic mail and shall be given, (a) if to the Company or Purchaser, in accordance with the provisions of the Asset Purchase Agreement and (b) if to the Securityholder, to each such Securityholder’s address or electronic mail address set forth on a signature page hereto, or to such other address or electronic mail address as such Securityholder may hereafter specify in writing.

4.2            Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate automatically, without any notice or other action by any Person, upon the termination of the Asset Purchase Agreement in accordance with its terms or by mutual consent of the parties to this Agreement, and no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve a party from liability for any breach of this Agreement prior to termination hereof, and (ii) Section 1.1, Section 1.2, Section 1.3 and Section 1.4 and the provisions of this Article IV shall survive any termination of this Agreement unless otherwise expressly agreed by each of the parties to this Agreement and, in the case of a termination other than resulting from a termination of the Asset Purchase Agreement, the Purchaser.

4.3           Confidentiality. Except to the extent required by applicable Law, each Securityholder shall hold any information regarding this Agreement, the Asset Purchase Agreement and the Contemplated Transactions in strict confidence and shall not divulge any such information to any third person; provided, however, that such Securityholder may disclose such information (a) to its attorneys, accountants, consultants, trustees, beneficiaries and other representatives (provided such representatives are subject to confidentiality obligations at least as restrictive as those contained herein), and (b) to any Affiliate, partner, parent or subsidiary of such Securityholder in the ordinary course of business, provided in each case that such Securityholder informs the Person receiving the information that such information is confidential and such Securityholder is subject to confidentiality obligations at least as restrictive as those set forth herein. Neither such Securityholder nor any of its Affiliates (other than the Company, whose actions shall be governed by the Asset Purchase Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Asset Purchase Agreement or the Contemplated Transactions without the prior written consent of the Company and Purchaser, except as may be required by applicable Law.

4.4           Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective, including, to the extent applicable, Purchaser. No failure or delay by a party or Purchaser in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.5           Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 1.6 and Section 4.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided, that Purchaser shall be deemed an express third party beneficiary of this Agreement. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, including Purchaser.

4.6            Governing Law; Jurisdiction; Venue and Service.

(a)            This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflicts or choice of Law rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)            Subject to Section 4.10, each of the parties hereto hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, agrees not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts, and irrevocably waives any and all right to trial by jury with respect to any action arising out of or relating to this Agreement.

(c)            Each of the parties hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d)            Each of the parties hereto further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 4.1 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

4.7           Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by portable document format (“pdf”, “tif” or “jpg”) or other electronic transmission (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

4.8            Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.9            Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties hereto.

4.10            Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that parties hereto and Purchaser shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches, or to enforce compliance with, the covenants and obligations of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby waives (a) any requirement that any other party hereto post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

4.11            Interpretation. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the parties hereto and no rule of strict construction shall be applied against any party hereto. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section or Schedule are references to such Article, Section or Schedule of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

4.12           Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13          Capacity as Stockholder. Each Securityholder signs this Agreement solely in such Securityholder’s capacity as a holder of Subject Securities, and not in such Securityholder’s capacity as a director, officer or employee of Company or any of its Subsidiaries or in such Securityholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Company in the exercise of his or her fiduciary duties as a director or officer of Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.14            No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Asset Purchase Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Bellicum Pharmaceuticals, Inc.,

By:	/s/ Richard A Fair
Title:	Principal Executive and Financial Officer

[SIGNATURE PAGE TO WAIVER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

667, L.P.

BY:

 BAKER BROS. ADVISORS LP,
management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing
President

STOCKHOLDER

BAKER BROTHERS LIFE SCIENCES, L.P.

By:

 BAKER BROS. ADVISORS LP,

management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott Lessing
President

Address for Notices:

c/o Baker Bros. Advisors LP

860 Washington St., 3d Floor

New York, NY 10014

Email: bbi_officialnotices@BBInvestments.com

[SIGNATURE PAGE TO WAIVER AGREEMENT]

Schedule A-1

Name of Stockholder	Series 1 Preferred Stock
667, L.P.	37,186
BAKER BROTHERS LIFE SCIENCES, L.P.	410,814

Schedule A-2

Name of Stockholder	2021 $0.0001 Pre-Funded Warrants	2021 Non-Pre- Funded Warrants ($1.69 EXP 12/7/2028)	2020 $0.001 Pre- Funded Warrants	2020 Non-Pre- Funded Warrants ($6.50 EXP 11/3/2025)	2019 Non-Pre- Funded Warrants ($13.00 EXP 8/21/2026)
667, L.P.	1,462,729	146,272	127,850	127,850	371,860
BAKER BROTHERS LIFE SCIENCES, L.P.	16,159,451	1,615,945	1,531,902	1,531,902	4,108,140

Schedule A-3

Name of Stockholder	Common Stock
667, L.P.	21,912
BAKER BROTHERS LIFE SCIENCES, L.P.	227,211

Schedule B

1.             Securities Purchase Agreement, dated as of December 4, 2021, by and among the Company, 667, LP, Baker Brothers Life Sciences, L.P. and Boxer Capital LLC.

2.             Securities Purchase Agreement, dated as of August 16, 2019, by and among the Company, 667, LP, Baker Brothers Life Sciences, L.P. and Boxer Capital LLC.

3.             Registration Rights Agreement, dated as of January 15, 2016, by and among the Company, 667, LP, Baker Brothers Life Sciences, L.P. and 14159, L.P.